EXHIBIT 99.1

Shentel Announces Expansion of its Affiliate Relationship with Sprint

EDINBURG, Va., Feb. 05, 2018 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (NASDAQ:SHEN) announces that it has closed a transaction to further expand its relationship with Sprint, effective February 1, 2018.

Shentel has signed an Expansion Agreement and amended its Affiliate Agreement with Sprint to expand its affiliate service territory, adding a population (POPs) of approximately 1.1 million in Lancaster County, PA, central Virginia, southwest Virginia, southern West Virginia, and eastern Kentucky with the opportunity to add an additional 200 thousand POPs in eastern KY.  Shentel signed a similar agreement in 2017, expanding service to approximately 500 thousand POPs in the Parkersburg, WV and Cumberland, MD areas.

With this latest expansion, Shentel will have authorization to serve over 7 million POPs in the mid-Atlantic area as a Sprint PCS Affiliate.  In exchange for compensation of $65 million, Shentel will have the right to serve the expanded affiliate service territory and will acquire approximately 105 cell sites, with approximately 67 thousand Sprint postpaid and prepaid subscribers in the expansion area becoming Sprint branded affiliate customers managed by Shentel.  Shentel has committed to spend approximately $56 million over the next three years to expand and improve coverage in the expanded affiliate service territory.

President and CEO Christopher French commented “This expansion will create additional value for our shareholders and allows Shentel to build networks that will improve coverage between our current service areas and Sprint’s metro networks, providing an enhanced experience for both Sprint and Sprint customers managed by Shentel.”

A map of the new expansion area is available on the Shentel website at : http://investor.shentel.com/common/download/download.cfm?companyid=SHEN&fileid=969980&filekey=03FEA5BA-6059-4DD6-BBB3-A6C1E6F02561&filename=Wireless_Network_Expansion_01-30-2018.pdf.

About Shenandoah Telecommunications Company

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring and telecommunications equipment, along with many other associated solutions, in the mid-Atlantic United States.

CONTACTS:
Shenandoah Telecommunications Company
Earle MacKenzie
540-984-5192

Or
John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com

Wireless Network Expansion

Effective February 1, 2018

Current Markets
New Expansion Markets
Optional Expansion Markets
Pennsylvania
Ohio
Kentucky
West Virginia
Maryland
Virginia
Tennessee
North Carolina
Pittsburgh
Indiana
Altoona
Lewistown
Johnstown
Harrisburg
Chambersburg
Lancaster
Columbus
Zanesville
Coshocton
Dayton
Lancaster
Chillicothe
Athens
Jackson
Portsmouth
Huntington
Morehead
Pikeville
Wise
Marion
Kingsport
Morristown
Morgantown
Cumberland
Hagerstown
Fairmont
Parkersburg
Clarksburg
Keyser
Winchester
Frederick
Elkins
Buckhannon
Ripley
Front Royal
Arlington
Harrisonburg
Charleston
Marlinton
Staunton
Charlottesville
Beckley
Lynchburg
Richmond
Roanoke
Farmville
Wytheville
Galax
Martinsville
Danville
Henderson
Newport News
Suffolk
Steubenville
Wheeling
New Martinsville
Mansfield
Cincinnati
Lexington
Maysville
Richmond
Johnson City
Princeton

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